--------------------------
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                                                      --------------------------
                                                      OMB Number:      3235-0145
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                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5 )*


                         Catalytica Energy Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    148884109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 38 Pages
                         Exhibit Index Found on Page 32

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  551,697
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                551,697
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            551,697
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11      3.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)

    12      PN
------------====================================================================

                               Page 2 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  553,547
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                553,547
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            553,547
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 3 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  77,615
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                77,615
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            77,615
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 4 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  89,180
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                89,180
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            89,180
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 5 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  27,070
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                27,070
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            27,070
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 6 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  975,851
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                975,851
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            975,851
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================

                               Page 7 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  1,299,109
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                1,299,109
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,299,109
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            7.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================

                               Page 8 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C. [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================

                               Page 9 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P. [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 10 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C. [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
             OO
------------====================================================================

                               Page 11 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 12 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 13 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 14 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 15 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 16 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 17 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 18 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 19 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 20 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 21 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 22 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 23 of 38 Pages

                                       13G
===================
CUSIP No. 148884109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,274,960 Shares, which is 12.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                SOLE VOTING POWER
      NUMBER OF         5
                                -0-
                    ------------================================================
       SHARES                   SHARED VOTING POWER
    BENEFICIALLY        6
      OWNED BY                  2,274,960
                    ------------================================================
                                SOLE DISPOSITIVE POWER
        EACH            7
                                -0-
                    ------------================================================
      REPORTING                 SHARED DISPOSITIVE POWER
     PERSON WITH        8
                                2,274,960
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,274,960
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            12.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 24 of 38 Pages

         This Amendment No. 5 to Schedule 13G amends the Schedule 13G initially filed on November 1, 2001 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: Effective as of January 1, 2005, each of Noonday G.P. (U.S.), L.L.C. (the "First Noonday Sub-adviser") and Noonday Asset Management, L.P. (the "Second Noonday Sub-adviser") has entered into an investment subadvisory agreement with the General Partner and the Management Company. Each of the First Noonday Sub-adviser and the Second Noonday Sub-adviser, as a sub-investment adviser to the Partnerships and the Managed Accounts, may be deemed to be the beneficial owner of Shares held by the Partnerships and the Managed Accounts. As the general partner of the Second Noonday Sub-adviser, Noonday Capital, L.L.C. (the "Noonday General Partner") may be deemed to be the beneficial owner of the Shares held by the Partnerships and the Managed Accounts. David I. Cohen ("Cohen"), as the managing member of the First Noonday Sub-adviser and the Noonday General Partner, may be deemed to be the beneficial owner of the Shares held by the Partnerships and the Managed Accounts. Cohen resigned as a managing member of the Management Company and the General Partner effective December 31, 2004. This amendment to the Schedule 13G reports (i) that the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner may be deemed to have acquired beneficial ownership of the Shares reported herein and (ii) that Cohen's deemed beneficial ownership of such Shares is now attributable to his position as a managing member of the First Noonday Sub-adviser and the Noonday General Partner, and not as a managing member of the Management Company and the General Partner.

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

                  Catalytica Energy Systems, Inc. (the "Company")



                              Page 25 of 38 Pages

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

                  1388 North Tech Boulevard, Gilbert, Arizona 85233

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to Shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 148884109.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

                  (v)    Tinicum   Partners,   L.P.,   a  New   York   limited
                         partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").



                              Page 26 of 38 Pages

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

         The Noonday Entities
         --------------------

                  (viii) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is the sub-adviser to the Partnerships and the Managed Accounts, with respect to the Shares held by the Partnerships and the Managed Accounts;

                  (ix) Noonday Asset Management, L.P., a Delaware limited partnership which is the sub-adviser to the Partnerships and the Managed Accounts, with respect to the Shares held by the Partnerships and the Managed Accounts; and

                  (x) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser, with respect to the Shares held by the Partnerships and the Managed Accounts.

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Entities."

         The Noonday Managing Member
         ---------------------------

                  (xi) David I. Cohen, the managing member of the First Noonday Sub-adviser and the Noonday General Partner, with respect to the Shares held by each of the Partnerships and the Managed Accounts.

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

                  (xii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein, ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Rajiv A. Patel ("Patel"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").


         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."



                              Page 27 of 38 Pages

         The citizenship of each of the Partnerships, the General Partner, the Management Company and the Noonday Entities is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons other than the Noonday Entities and Cohen is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of the principal business office of the Noonday Entities and Cohen is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202.

Item 3.  If This  Statement Is Filed  Pursuant To Sections  240.13d-1(b),  Or
         --------------------------------------------------------------------
         13d-2(b) Or (c), Check Whether The Person Filing Is An Entity Specified
         -----------------------------------------------------------------------
         In (a) - (j):
         -------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The First Noonday Sub-adviser, as sub-investment adviser to the Partnerships and the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships and the Managed Accounts. The Second Noonday Sub-adviser, as sub-investment adviser to the Partnerships and the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships and the Managed Accounts. The Noonday General Partner, as the general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships and the Managed Accounts. The Individual Reporting Persons other than Cohen, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Cohen, as the managing member of the First Noonday Sub-adviser and the Noonday General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner, the Noonday Entities and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.



                              Page 28 of 38 Pages

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired
         -------------------------------------------------------------------
         The Security Being Reported On By The Parent Holding Company
         ------------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10.  Certification
          -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 29 of 38 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 2005


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  on its own behalf and as General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
                  And TINICUM PARTNERS, L.P.
                  By Monica R. Landry,
                  Managing Member

                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.,
                  By Monica R. Landry,
                  Managing Member


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  NOONDAY G.P. (U.S.), L.L.C.
                  By Monica R. Landry,
                  Attorney-in-fact

                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  NOONDAY CAPITAL, L.L.C.
                  On its own behalf and as the General Partner of
                  NOONDAY ASSET MANAGEMENT, L.P.
                  By Monica R. Landry,
                  Attorney-in-fact


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.



                              Page 30 of 38 Pages

         The Powers of Attorney, each executed by Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Monica R. Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by each of Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and David I. Cohen authorizing Landry to sign and file this Schedule 13G on its or his behalf are filed as Exhibits 2-5 hereto and are hereby incorporated by reference.



                              Page 31 of 38 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                           Joint Acquisition Statement Pursuant to
                                    Section 240.13d1(k)
EXHIBIT 2                           Power of Attorney of Noonday G.P. (U.S.),
                                    L.L.C.
EXHIBIT 3                           Power of Attorney of Noonday Asset
                                    Management, L.P.
EXHIBIT 4                           Power of Attorney of Noonday Capital, L.L.C.
EXHIBIT 5                           Power of Attorney of David I. Cohen



                              Page 32 of 38 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 10, 2005


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  on its own behalf and as General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
                  And TINICUM PARTNERS, L.P.,
                  By Monica R. Landry,
                  Managing Member


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.,
                  By Monica R. Landry,
                  Managing Member


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  NOONDAY G.P. (U.S.), L.L.C.
                  By Monica R. Landry,
                  Attorney-in-fact



                              Page 33 of 38 Pages

                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  NOONDAY CAPITAL, L.L.C.
                  On its own behalf and as the General Partner
                  of NOONDAY ASSET MANAGEMENT, L.P.
                  By Monica R. Landry,
                  Attorney-in-fact


                  /s/ Monica R. Landry
                  ----------------------------------------------------------
                  Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.



                              Page 34 of 38 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly its true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any
Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in its capacity as sub-investment adviser to certain accounts managed by Farallon Capital Management, L.L.C. and certain partnerships for which Farallon Partners, L.L.C. serves as the general partner, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which it might or could do, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: January 10, 2005               NOONDAY G.P. (U.S.), L.L.C.


                                     /s/ David I. Cohen
                                     -------------------------------------
                                     Name: David I. Cohen
                                     Title: Authorized Signatory



                              Page 35 of 38 Pages

                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly its true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any
Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in its capacity as sub-investment adviser to certain accounts managed by Farallon Capital Management, L.L.C. and certain partnerships for which Farallon Partners, L.L.C. serves as the general partner, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which it might or could do, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: January 10, 2005               NOONDAY ASSET MANAGEMENT, L.P.
                                     By:  NOONDAY CAPITAL, L.L.C.
                                             Its General Partner of


                                     /s/ David I. Cohen
                                     -------------------------------------
                                     Name: David I. Cohen
                                     Title: Authorized Signatory





                              Page 36 of 38 Pages

                                                                       EXHIBIT 4
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly its true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any
Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in its capacity as the general partner of Noonday Asset Management, L.P., and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which it might or could do, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file
Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: January 3, 2005                NOONDAY CAPITAL, L.L.C.


                                     /s/ David I. Cohen
                                     -------------------------------------
                                     Name: David I. Cohen
                                     Title:   Authorized Signatory



                              Page 37 of 38 Pages

                                                                       EXHIBIT 5
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any
Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as the managing member of Noonday Capital, L.L.C. and Noonday G.P. (U.S.), L.L.C., and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: January 3, 2005
                                     /s/ David I. Cohen
                                     -------------------------------------
                                     Name: David I. Cohen



                              Page 38 of 38 Pages